Ex. 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of October 30, 2009, by and among Dollar Financial Group, Inc., a New York corporation (together with its successors and assigns, “DFG”), Dollar Financial Corp., a Delaware corporation (together with its successors and assigns, “DFC,” and together with DFG, the “Company”) and Jeffrey A. Weiss (the “Executive”) (the Company and the Executive, each a “Party” and collectively, the “Parties”).

WHEREAS, the Company and the Executive are parties to a certain employment agreement, dated as of October 5, 2007, as amended December 18, 2008 (the “Prior Agreement”); and

WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to accept employment by the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Representations and Warranties. The Executive represents and warrants to the Company that the Executive is not bound by any restrictive covenants with any entity other than the Company or its affiliates which would in any way prevent the Executive’s acceptance of continued employment hereunder. Both DFG and DFC each represent and warrant to the Executive that (a) the execution, delivery and performance of this Agreement by it has been fully and validly authorized by all necessary corporate action, (b) the officer signing this Agreement on its behalf is duly authorized to do so, (c) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which it is a party or by which it is bound and (d) upon execution and delivery of this Agreement by the Parties, it shall be a valid and binding obligation of DFG or DFC, as the case may be, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

2. Term of Employment. The Company will continue to employ the Executive and the Executive accepts continued employment by the Company on the terms and conditions herein contained for a period (the “Employment Period”) provided in Section 5.

3. Duties and Functions.

(a) During the Employment Period, the Executive shall be employed as Chief Executive Officer of both DFG and DFC. The Executive will report solely and directly to the Boards of Directors of DFG and DFC, respectively. The Company will use its commercially reasonable efforts, subject to stockholder vote, to nominate the Executive to the boards of directors of both DFG and DFC (each, as applicable, the “Board”) for so long as he is employed by DFG and DFC in the capacity of Chief Executive Officer.

(b) During the Employment Period, the Executive shall have all authorities, duties and responsibilities customarily exercised by an individual serving as Chief Executive Officer of DFG and/or DFC in a corporation the size and nature of the Company and shall be assigned no duties or responsibilities that are materially inconsistent with, or that materially impair his ability to discharge, the foregoing duties and responsibilities.

(c) During the Employment Period, the Executive will devote substantially all of his time and efforts to the business of the Company and will not engage in consulting work or any trade or business for his own account, or for or on behalf of any other person, firm or corporation, that competes, conflicts or interferes with the performance of his duties hereunder. The Executive may continue to serve as a director of Cloverdale Press Inc., serve as a director of other for-profit corporations with the consent of the Board (which consent shall not be unreasonably withheld), engage in educational, charitable and/or civic activities, including service as a board member or an advisor, engage in public speaking and manage his family and personal affairs, including any investments, provided that any such activities do not conflict or compete with the Company’s business activities and so long as such activities do not interfere with the Executive’s responsibilities under this Agreement.

4. Compensation.

(a) Base Salary. As compensation for his services hereunder, during the Term, the Company agrees to pay the Executive a base salary at the rate of Nine Hundred and Eighty Five Thousand Dollars ($985,000) per annum (the “Base Salary”), effective as of July 1, 2009, payable ratably in accordance with the Company’s normal payroll schedule, but in no event less frequently than semi-monthly; provided that, to effect such Base Salary retroactive to July 1, 2009 with respect to already completed pay periods, the Company will pay the Executive the difference between the actual salary already received by him since July 1, 2009 and the Base Salary, such difference to be paid in a single cash lump sum as soon as administratively practicable following the date hereof, but in no event later than December 31, 2009. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation. During the Term, the Executive’s Base Salary shall be reviewed at least annually by the Board of DFC or the Human Resources and Compensation Committee of the Board of Directors of DFC (the “Compensation Committee”) and may be increased from time to time as shall be determined by the Board or the Compensation Committee. After any such increase, the term “Base Salary” as utilized in this Agreement shall thereafter refer to the increased amount. Base Salary shall not be reduced at any time without the express prior written consent of the Executive.

(b) Annual Bonus. For each full or partial year during the Term, the Executive will be eligible to receive an annual cash bonus award with a target bonus of 125% of the Executive’s Base Salary (as defined herein) in effect at the time such award is determined (the “Target Bonus”) (with “Base Salary” for fiscal year 2010 deemed to be no less than $985,000), but not to exceed 175% of the Executive’s Base Salary, with such leverage curve and metrics determined by the Compensation Committee and as applicable to other senior executives of the Company. Said bonus is not guaranteed and is contingent upon the Executive and the Company achieving the corporate goals as set by the Board of DFC or the Compensation Committee, with any such goals at the corporate level being no less favorable to the Executive than those set for other senior executives of the Company. The annual bonus will be confirmed by the Board of DFC or Compensation Committee and, to the extent a bonus is awarded, unless the Executive elects to defer all or a portion of such bonus in manner which does not impose any additional taxes, interest or penalties on the Executive pursuant to Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and its implementing regulations and guidance (“Section 409A”), it shall be paid to the Executive in cash subsequent to the conclusion of the Company’s annual audit, with a target payment date of seventy five (75) days following the close of the relevant fiscal year of the Company but, in any event, any such bonus will be paid for a given fiscal year within one hundred and twenty (120) days of the closing of the fiscal year. During the Term, the Executive’s Target Bonus and maximum bonus opportunity as a percentage of Base Salary shall be reviewed at least annually by the Board of DFC or the Compensation Committee and may be increased from time to time as shall be determined by the Board or the Compensation Committee. After any such increase, the term “Target Bonus” and the reference to the maximum bonus opportunity as a percentage of Base Salary as utilized in this Agreement shall thereafter refer to the increased amount. The Target Bonus and the maximum bonus opportunity as a percentage of Base Salary shall not be reduced at any time without the express prior written consent of the Executive.

(c) Other Expenses. In addition to the compensation provided for above, during the Term, the Company agrees to pay or to reimburse the Executive during his employment for all reasonable, ordinary and necessary, properly vouchered, business or entertainment expenses incurred in the performance of his services hereunder in accordance with Company policy in effect from time to time. The Executive shall be entitled to the same class of travel as is consistent with the Company’s policy and practice as of the date of this Agreement.

(d) Vacation. During the Term, the Executive will be allowed five (5) weeks of paid vacation during each calendar year. To the extent that the Executive is unable to use his accrued vacation leave in a given calendar year, he shall be permitted to carry over his paid vacation leave and use it in subsequent years, and shall not forfeit his accrued vacation leave.

(e) Car Lease/Allowance. During the Term, the Executive will be entitled to a car allowance equal to the rate in effect on the date of this Agreement.

(f) Employee Benefits. In addition to his compensation provided by the foregoing, during the Term, the Executive will be entitled to the health, welfare and tax-qualified retirement benefits available generally to Company senior executives and employees pursuant to the plans, policies, programs or arrangements of DFG, DFC or any of their affiliates on a basis no less favorable to the Executive than provided to any other senior executive of the Company, including, by way of illustration, personal leave, paid holidays, sick leave, profit-sharing, 401(k) plan, other tax-qualified retirement, disability, dental, vision, group sickness, accident, or health insurance programs of the Company or any affiliate which may now or, if not terminated, shall hereafter be in effect, or in any other or additional such programs which may be established by the Company or any affiliate, as and to the extent any such programs are or may from time to time be in effect, as determined by the Company and the terms hereof, subject to the applicable terms and conditions of the benefit plans in effect at that time. Except to the extent otherwise provided in other clauses of this Section 4, nothing herein shall affect the Company’s ability to modify, alter, terminate or otherwise change any benefit plan it has in effect at any given time, to the extent permitted by law. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to Sections 4(c) and 4(e) and this Section 4(f) does not constitute a “deferral of compensation” within the meaning of Section 409A (A) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (B) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (C) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(g) Equity Award. On or about November 1, 2009 (the “Grant Date”), DFC shall grant to the Executive, provided that he is employed by the Company on such date, an equity award subject to the following terms and conditions: (i) any such award shall be subject to the terms and conditions of one or more applicable equity incentive plans sponsored from time to time by DFC that has been approved by the shareholders of DFC on or after the date hereof (collectively, the “Plan”) and the terms and conditions set forth in any applicable award agreement issued under any such Plan; provided that if there is a conflict between the Plan and any provision of this Agreement, the provision of this Agreement shall govern; (ii) any such award may be in the form of restricted shares or stock options, or some combination thereof, as determined in the sole discretion of the Compensation Committee; (iii) to the extent that the award is in the form of options, the per share exercise price shall be equal to the fair market value per share of common stock on the grant date as defined in the applicable Plan, (iv) the number of shares subject to any such grant shall be determined by Compensation Committee; provided, that the award shall be of such size and type to require DFC to record an accounting charge, which shall be determined in accordance with generally accepted accounting principles (GAAP) consistent with the assumptions DFC will use to estimate the value of employee stock options and/or restricted stock, as applicable, in its 10-K for the year including the Grant Date in an amount equal to one (1) times the bonus amount that the Executive was paid (including any amount deferred) by the Company for the 2009 fiscal year, the value of which is $911,520; and (v) the award will vest in equal annual installments on the first, second and third anniversaries of the applicable Grant Date to the extent that, except as otherwise provided in Section 5 hereof, the Executive is employed by the Company on such date; provided, however, that if the value of any restricted shares (including restricted shares granted on or about November 15, 2007 and November 1, 2008 pursuant to the Prior Agreement) become taxable to the Executive before such restricted shares would otherwise become vested (not including taxation in the event of an election under section 83(b) of the Code), a number of then unvested restricted shares reasonably determined by the Company to be necessary to satisfy any applicable wage and income taxes payable by the Executive with respect to all such unvested restricted shares shall become vested upon the date any such tax is required to paid or withheld by or from the Executive. Notwithstanding anything herein to the contrary, DFC shall not be required to make any equity grant pursuant to this Section 4(g) if and to the extent that, at the time of such grant, DFC does not have sufficient shares of common stock to do so under any Plan or making such grant would, alone or in connection with any other equity award, violate any limitation imposed by the Plan with respect to the number of shares that may be awarded to the Executive within any given fiscal year; provided that DFC shall make the grant up to the number of shares available and then award any remaining portion of the grant to the Executive as soon as possible thereafter (with the “Grant Date” for purposes of the vesting for such award being the original date the award should have been made hereunder). Notwithstanding anything elsewhere to the contrary, upon a Change in Control (as defined in Section 5(a) below), all the Executive’s Equity Awards (as defined in Section 5(c) below) shall vest immediately prior to and contingent on the consummation of such event.

(h) Capstone Award; Incremental Capstone.

(i) Capstone Award.

(A) In recognition of the Executive’s service on the Board of Directors of DFC, including his service as Chairman of the Board, and in recognition of the Executive’s prior and future service to the Company, which in 2010 will reach 20 years, on the earliest to occur, if any, of: (1) the date that the Executive’s employment is terminated by reason of Retirement or Delayed Retirement (each as defined below); (2) the date that the Executive’s employment is terminated by the Company without Cause (as defined below) or by the Executive’s resignation with Good Reason (as defined below); (3) the date that the Executive’s employment terminates by reason of his Disability; or (4) the date that a change in control occurs during the Employment Period (each a “Capstone Award Vesting Date”), the Executive will be entitled to receive a Capstone Award. For purposes of this Agreement, the “Capstone Award” is a lump-sum payment which is the actuarial equivalent (determined in accordance with Section 4(h)(iv)) of an annual benefit of $300,000 payable to the Executive in equal monthly installments during his lifetime commencing on the Capstone Award Payment Date (as defined below), with a $150,000 per year survivor benefit payable on his subsequent death to the Executive’s Surviving Spouse (as defined below) for her lifetime.

(B) If the Executive dies prior to a Capstone Award Vesting Date and the Executive then is and has remained married to his current spouse (determined as of the date of this Agreement) through his date of death (his “Surviving Spouse”), the Capstone Award shall not be paid and such Surviving Spouse will be entitled to receive a Survivor Benefit. For purposes of this Agreement, the “Survivor Benefit” is a lump-sum payment that is the actuarial equivalent (determined in accordance with Section 4(h)(v)) of an annual benefit of $150,000 payable to the Surviving Spouse in equal monthly installments for her lifetime commencing on the first business day of the calendar month following the Executive’s death.

(C) The Capstone Award shall be paid on the first business day of the calendar month that follows the applicable Capstone Award Vesting Date (the “Capstone Award Payment Date”). If the Executive dies after any Capstone Award Vesting Date and before the Capstone Award Payment Date, the Capstone Award shall be paid to his Surviving Spouse on the Capstone Award Payment Date (or to her estate if she dies before the Capstone Award Payment Date).

(D) Notwithstanding anything herein to the contrary, if the Executive terminates his employment without Good Reason or the Company terminates the Executive for Cause (and, in either case, such termination occurs prior to a change in control, and is not a termination by reason of Retirement or Delayed Retirement), neither the Executive nor his Surviving Spouse shall be entitled to any Capstone Award or Survivor Benefit under this Section 4(h)(i). Upon any Capstone Award Vesting Date or the Executive’s prior death, the Capstone Award or Survivor Benefit, as applicable, shall become non-forfeitable.

(ii) Incremental Capstone.

(A) For each of the Company’s fiscal years ending June 30, 2010 and June 30, 2011, if Executive remains continuously employed by the Company through such date(s), and upon the occurrence of an Incremental Capstone Vesting Date (defined below), if any, Executive will be entitled to receive a lump-sum payment which is the actuarial equivalent (determined in accordance with Section 4(h)(iv)) of an annual benefit of $75,000 (such potential aggregate benefit, $150,000) payable to Executive in equal monthly installments during his lifetime commencing the first business day of the calendar month that follows the applicable Incremental Capstone Vesting Date (as defined below), with a $37,500 per year survivor benefit (such potential aggregate benefit, $75,000) payable on his subsequent death to the Surviving Spouse for her lifetime (the “Incremental Capstone”).

(B) If Executive dies prior to an Incremental Capstone Vesting Date and Executive then is and has remained married to his Surviving Spouse through his death, the Incremental Capstone shall not be paid and such Surviving Spouse will be entitled to receive a lump-sum payment that is the actuarial equivalent of an annual benefit of $75,000 payable to her in equal monthly installments for her lifetime commencing on the first business day of the calendar month following the Executive’s death (the “Incremental Survivor Benefit”).

(C) One Million Dollars ($1,000,000) of the actuarial equivalent lump sum value of the Incremental Capstone (or if less, all of such Incremental Capstone) shall be paid on the first anniversary of the applicable Incremental Capstone Vesting Date (or the first business day thereafter). The actuarial equivalent lump sum value of the Incremental Capstone that exceeds $1,000,000, if any, shall be paid on the first business day of the calendar month that follows the applicable Incremental Capstone Vesting Date. If the Executive dies after any Incremental Capstone Vesting Date and before the Incremental Capstone is fully paid, the Incremental Capstone (or remaining portion thereof) shall be paid to his Surviving Spouse within 30 days of the Executive’s death (or to her estate if she dies before such payment date).

(D) The Incremental Capstone Vesting Date means the earliest to occur, if any, of: (1) the date that the Executive’s employment terminates by reason of Delayed Retirement (as defined below); (2) the date that Executive’s employment is terminated by the Company without Cause or by Executive’s resignation with Good Reason; (3) the date that the Executive’s employment terminates by reason of his Disability; or (4) the date that a change in control occurs during the Employment Period.

(E) Notwithstanding anything herein to the contrary, if the Executive terminates his employment without Good Reason or the Company terminates the Executive for Cause (and, in either case, such termination occurs prior to a change in control, and is not a termination by reason of Delayed Retirement), neither the Executive nor his Surviving Spouse shall be entitled to any Incremental Capstone or Incremental Survivor Benefit under this Section 4(h)(ii). Upon any Incremental Capstone Vesting Date or the Executive’s prior death, the Incremental Capstone or Incremental Survivor Benefit, as applicable, shall become non-forfeitable.

(iii) If payment of the Capstone Award or Incremental Capstone (or portion thereof) is subject to the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision), the Capstone Award and applicable portion of the Incremental Capstone shall be paid, with interest at LIBOR from the date the Capstone Award and applicable portion of the Incremental Capstone would have been paid without the application of this regulation to the actual payment date, to the Executive (or his Surviving Spouse (or her estate, if applicable) if the Executive dies after a Separation from Service) at the earlier of the Executive’s death or the first business day of the seventh calendar month following the calendar month in which the date of the Separation From Service occurs. Any Survivor Benefit and Incremental Survivor Benefit shall be paid to the Surviving Spouse on the first business day of the calendar month following the Executive’s death, provided that if the Surviving Spouse dies before the Survivor Benefit and Incremental Survivor Benefit is paid, such benefits shall be paid to her estate.

(iv) Actuarial equivalence for purposes of this Section 4(h) will be determined in good faith by the Compensation Committee using (1) an interest rate equal to the average annual yield on a 30-year U.S. Treasury security for the month in which the lump-sum payment will be made, and (2) the mortality table prescribed by the Secretary of the U.S. Treasury for the valuation of lump-sum payment from qualified retirement plans. For purposes of this Section 4(h), “change in control” shall mean a Change in Control as defined below in Section 5(a), provided that such Change in Control constitutes a change in the ownership or effective control of DFC or DFG (or both), or a change in the ownership of a substantial portion of the assets of DFC or DFG, in each case within the meaning of Treas. Reg. § 1.409A-3(i)(5).

(i) Long-Term Incentive Plan.

(i) Beginning with the Company’s fiscal year ending June 30, 2010, and provided that Executive is employed by the Company on the last day of each applicable fiscal year, Executive shall be entitled to an annual award under the Company’s Long Term Incentive Plan (“LTIP”) equal to 200% of his Base Salary (the “LTI Award”). LTI Awards shall be granted at the same time as LTIP awards are made to other LTIP participants. One-half of the LTI Award shall be payable in cash (the “Cash LTI”), with the remaining half deliverable in a combination of restricted stock units, non-qualified stock options and cash (“Plan LTI”), with the following terms:

(ii) Cash LTI. The Cash LTI shall be payable on the date that Executive’s permanent successor as Chief Executive Officer is appointed by the Board if Executive remains continuously employed by the Company through such date; provided that each outstanding Cash LTI award shall vest and become payable (A) annually if the Board concludes in its reasonable discretion that satisfactory progress has been achieved by Executive in planning for the succession of his Chief Executive Officer position and duties or (B) upon a Change in Control (as defined below), in each case subject to the Executive remaining continuously employed by the Company through such date. If Executive’s successor as permanent Chief Executive Officer is appointed by the Board prior to June 30, 2012, Executive shall receive (provided that Executive remains continuously employed through such appointment) payment, on the date such successor is appointed by the Board, of the amount of the Cash LTI grant that would have been made if the Executive remained employed by the Company through June 30, 2012 (based on Executive’s Base Salary in effect at the time of such appointment). Except as otherwise provided in Section 5, any Cash LTI that remains unvested as of the date of the Executive’s termination of employment shall be immediately forfeited upon termination.

(iii) Plan LTI. The apportionment of the Plan LTI between restricted stock units, non-qualified stock options and cash shall be in the same proportion as other management members participating in the LTIP, as determined by the Board or Compensation Committee. Restricted stock units and stock options shall vest ratably on a quarterly basis over a three-year period provided the Executive remains continuously employed by the Company through such dates, with the shares or cash, if applicable, representing such restricted stock units delivered within 30 days of such vesting date. The cash component of the Plan LTI shall vest annually over a three-year period, provided that the Company meets EBITDA targets and/or other strategic objectives set by the Board or Compensation Committee under the LTIP, and shall be paid within 30 days of the vesting date. If Executive’s successor as permanent Chief Executive Officer is appointed by the Board prior to June 30, 2012, Executive shall receive (provided that Executive remains continuously employed through such appointment), at the time annual LTIP awards are made, the pro rata portion of the Plan LTI (determined using a fraction the numerator of which will be the number of days elapsed from the beginning of the applicable fiscal year to the date of termination, and the denominator of which will be 365) that would have been granted if Executive remained employed by the Company until the end of the fiscal year that includes the date such successor is appointed by the Board, with any time based vesting criteria deemed to be satisfied and options subject to such Plan LTI award remaining exercisable for twenty four (24) months from the date of termination. The portion of the Plan LTI granted in the form of options shall have a per share exercise price equal to the fair market value per share of common stock on the grant date as defined in the LTIP or applicable award agreement. The number of shares subject to option grants and restricted stock unit grants under the Plan LTI award shall be determined by the Compensation Committee consistent with the assumptions DFC will use to estimate the value of employee stock options and/or restricted stock units, as applicable, in its 10-K for the year in which the options or restricted stock units, as applicable, are granted. Each Plan LTI award (including each underlying restricted stock units, non-qualified stock options and cash grants) shall be subject to the terms and conditions of the LTIP and the terms and conditions set forth in any applicable award agreement issued under the LTIP; provided that if there is a conflict between the provisions of this Agreement and the LTIP or applicable award agreement, the provisions of this Agreement shall govern. Notwithstanding anything elsewhere to the contrary, upon a Change in Control, all the outstanding Plan LTI awards shall vest immediately prior to and contingent on the consummation of such event provided the Executive remains continuously employed by the Company through such event. Except as otherwise provided in Section 5, any Plan LTI that remains unvested as of the date of the Executive’s termination of employment shall be immediately forfeited upon termination.

(iv) For purposes of satisfying service-based vesting and payment of any LTI Award, if the Executive’s successor as permanent Chief Executive Officer is not appointed by the Board on or before June 30, 2012 and the Company gives a notice of non-renewal of the Initial Term, any Renewal Term or the Change in Control Term, the Executive may continue his employment by the Company, at-will, as its Chief Executive Officer until such successor is appointed. In no event shall the Executive be entitled to any LTI Award for any fiscal year after the fiscal year ending June 30, 2012.

(j) Additional Benefits. In addition to his compensation provided by the foregoing, during the Term, the Executive will also be entitled to: (i) reimbursement up to an aggregate of $100,000 annually for his purchase of up to $10,000,000 of term life insurance and/or disability insurance, following delivery of proper documentation of those costs; (ii) reimbursement up to $10,000 annually for reasonable tax and financial planning costs, following delivery of proper documentation of those costs; (iii) reimbursement up to $15,000 annually for reasonable out-of-pocket uninsured medical and dental costs; and (iv) club memberships at the rate currently in effect as of the date of this Agreement; provided, however, that except to the extent any such expense, reimbursement or in-kind benefit does not constitute a “deferral of compensation” within the meaning of Section 409A (A) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (B) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (C) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

5. Employment Period; Termination.

(a) Commencement. The Executive’s employment pursuant to this Agreement shall commence on the date of this Agreement (the “Commencement Date”), and shall continue thereafter until June 30, 2012 (the “Initial Term”), and shall thereafter automatically renew for additional one year periods (each, a “Renewal Term”), unless sooner terminated in accordance with this Agreement or written notice is given by one party to the other at least One Hundred and Eighty (180) days prior to the expiration of the Initial Term or any Renewal Term, as applicable. In the event that either a definitive agreement is executed during the Term which would upon the consummation of the closing thereunder result in a Change in Control (as defined in this Section 5(a) of this Agreement) or a Change in Control occurs during the Initial Term or a Renewal Term, this Agreement shall automatically renew for an additional two year period (the “Change in Control Term”) beginning on the date of the expiration of the Initial Term or Renewal Term, as applicable. Following such a Change in Control Term, this Agreement shall automatically renew for additional one year Renewal Terms, unless sooner terminated in accordance with this Agreement or written notice is given by one party to the other at least One Hundred and Eighty (180) days prior to the expiration of the Change in Control Term or any Renewal Term, as applicable. The Initial Term, any Renewal Term and any Change in Control Term are herein collectively referred to as the “Term.”

For purposes of this Agreement, “Change in Control” shall mean, and be deemed to have occurred upon: (i) a sale or transfer of substantially all of the assets of either DFC or DFG in any transaction or series of related transactions (other than sales in the ordinary course of business); (ii) any merger, consolidation or reorganization to which either DFC or DFG is a party, except for an internal reorganization or a merger, consolidation or reorganization in which the Company is the surviving corporation and, after giving effect to such merger, consolidation or reorganization, the holders of the Company’s outstanding Common Stock (on a fully-diluted basis) immediately prior to the merger, consolidation or reorganization will own, immediately following the merger, consolidation or reorganization, capital stock holding a majority of the voting power of the Company; (iii) any sale or series of sales of shares of the capital stock of DFC by the holders thereof which results in any person or group of  affiliated persons owning capital stock holding twenty five percent (25%) or more of the voting power of DFG at the time of such sale or series of sales; (iv) a circumstance where any individual, firm, corporation, limited liability company, partnership, sole proprietorship, trust or other legally cognizable entity (“Person”) other than an “Exempted Person” (as defined below) who or which, alone or together with any affiliates or associates of that person, becomes the Beneficial Owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended from time to time) of twenty-five percent (25%) or more of the voting securities of DFC (including all securities or other interests in DFC having by their terms ordinary voting power to elect members of the Board of Directors of DFC collectively “Voting Securities”) except as a result of (y) any acquisition of DFC’s Voting Securities by the Company, or (z) any acquisition of DFC’s Voting Securities directly from the Company, as authorized by the Board; (v) any liquidation, dissolution or winding up of either DFC or DFG; (vi) any circumstance by which the persons who constitute DFC’s Board of Directors as of the date hereof cease for any reason to constitute a majority of the directors of DFC, unless the election or nomination for election of each director who is not a director on the date hereof was approved by a vote of no less than a two-thirds (2/3) of the directors then still in office who are directors on the date hereof or are new directors approved by such vote; or (vii) DFC ceases to be a company whose common stock is publicly traded on a major United States stock exchange such as the NYSE or NASDAQ.

For purposes of this Agreement, an “Exempted Person” shall be defined as: (i) the Executive or any group (as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934) of which the Executive is a member; (ii) any Person that controls (as defined in Rule 12b-2 of the Securities Exchange Act of 1934) the Company as of the date of this Agreement or any group of which any such Person is a member; (iii) any corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s Voting Securities; or (iv) any employee benefit plan or related trust that is maintained or sponsored by the Company or any of its subsidiaries, or any trustee or other fiduciary of the Company or any Subsidiary.

(b) Employment Period. The Employment Period under this Agreement shall commence on the Commencement Date and shall continue until the earlier of the expiration of the Term or the effective date of the termination of the Executive’s employment pursuant to Section 5 of this Agreement. For the avoidance of doubt, any termination by either DFG or DFC of the Executive’s employment shall be deemed to be a termination of the Executive’s employment by the Company for purposes of this Agreement. For purposes of determining under Section 409A whether there has been a “separation from service” with the meaning of Treasury Regulation Section 1.409A-1(h) (or any successor regulation), the Executive shall be deemed to have incurred a separation from service if his employment has been terminated in accordance with Sections 5(c) through Section 5(j) hereof and he is performing less than 50% of the average level of bona fide services he was performing for the Company in the immediately preceding 36-month period (“Separation From Service”).

(c) Termination By Executive Without Good Reason. Notwithstanding the provisions of Sections 5(a) and (b) above, the Executive may terminate the employment relationship at any time for any reason by giving the Company written notice at least thirty (30) days prior to the effective date of termination and such termination shall not be deemed to be a breach by the Executive of this Agreement. Such termination shall constitute the Executive’s resignation from the Boards. The Company, at its election, may (i) require the Executive to continue to perform his duties hereunder for the full thirty (30) day notice period, or (ii) terminate the Executive’s employment at any time during such thirty (30) day notice period, provided that any such termination shall not be deemed to be a termination of the Executive’s employment by the Company without Cause. Upon such termination, the Executive shall be entitled to: (i) any Base Salary earned through the effective date of termination that remains unpaid and any accrued but unpaid vacation time, with any such amounts paid on the first regularly scheduled payroll date following the effective date of termination; (ii) any bonus payable pursuant to Section 4(b) with respect to any fiscal year which ended prior to the effective date of the Executive’s termination of employment, which remains unpaid, with such amount paid in the first regularly scheduled payroll date following the effective date of termination or, if later, at the same time the bonus would have been payable to the Executive under Section 4(b) hereof; (iii) any reimbursement or payment due to the Executive on or prior to the date of such termination which remains unpaid to the Executive pursuant to the terms of Sections 4(c), 4(e), 4(f) and/or 4(i), with any such payment being made promptly following the effective date of termination but in no event later than the date set forth in Section 4(f) or Section 4(j), as applicable; (iv) any right, payment or benefit that accrued or became due to the Executive prior to the date of such termination which remains unpaid to the Executive under Section 4(h) (Capstone Award), if any, Section 4(i) (LTI Awards), if any, or pursuant to any applicable plans, programs, policies or arrangements of the Company or any affiliate in which the Executive participated as of the effective date of termination, including, without limitation, any plans or agreements relating to the vested portion of any stock options, restricted stock or similar equity interests awarded to the Executive prior to the date of such termination, or the vested portion of any equity awards granted to the Executive prior to the date of such termination in connection with any long-term incentive program in which he has participated while employed by DFG, DFC or any of their affiliates (the “Equity Awards”), and (v) any right, payment or benefit due or that becomes payable under Section 5(k) (Section 280G of the Code), Section 19 (Indemnification) or Section 20 (Attorneys’ Fees and Expenses) (clauses (i) through (v), collectively “Accrued and Other Obligations”). In addition, any Equity Awards and options subject to Plan LTI awards which are vested as of the effective date of termination shall not be forfeited and, if applicable, shall remain exercisable pursuant to their existing terms and conditions.

(d) Termination By Company For Cause. The Company may immediately terminate the Executive’s employment hereunder for “Cause.” Such termination shall constitute the Executive’s resignation from the Boards. If the Executive’s employment is terminated for “Cause,” the Executive will not be entitled to and shall not receive any compensation or benefits of any type following the effective date of termination other than the Accrued and Other Obligations; provided, however, that any outstanding Equity Awards that were granted on or after the date of this Agreement and held by the Executive as of the effective date of any such termination, and any LTI Awards held by the Executive as of the effective date of any such termination, will immediately be forfeited. As used in this Agreement, the term “Cause” shall mean (i) the Executive’s willful and continued failure to substantially perform his material duties for the Company (other than on account of vacation, personal time off, approved leave of absence and/or Disability or after receipt by the Executive of a notice that his employment is being terminated without Cause by the Company or after Executive gives notice to the Company that he has grounds to resign for Good Reason); (ii) the Executive is convicted of, or enters a plea of guilty or nolo contendere to, (A) a felony (other than a minor traffic violation) or (B) a crime involving moral turpitude; or (iii) in carrying out his duties under the Agreement, the Executive engages in (x) willful gross neglect causing material harm to the Company or its business or (y) willful and material misconduct relating to the business of the Company. For purposes of this “Cause” definition, no act or omission by the Executive shall be deemed to be “willful” if the Executive had a good faith belief that such act or omission was in, or not opposed to, the best interests of the Company or its affiliates. Anything herein to the contrary notwithstanding, the Executive shall not be terminated for “Cause,” within the meaning of clauses (i) and (iii) of this Section, unless written notice stating the basis for the termination is provided to the Executive and, if such neglect or conduct is reasonably curable, he is given no less than 20 days to cure the neglect or conduct that is the basis of such claim and, if he fails to cure such neglect or conduct or such neglect or conduct is not reasonably curable, the Executive has an opportunity to be heard before the full Board of DFC (represented by counsel) and, after such hearing, there is a vote of a majority of the members of the Board (not counting the Executive) to terminate Executive’s employment for Cause.

(e) Termination By Company Without Cause. Upon thirty (30) days written notice, the Company shall retain the right to terminate the Executive without Cause. Such termination shall constitute the Executive’s resignation from the Boards and termination of his employment with the Company on the 30th day following the Executive’s receipt of such notice. Unless otherwise provided by this Section, all compensation and benefits paid by the Company to the Executive shall cease upon his last day of employment. Subject to Section 5(l) below, if the Executive’s employment is terminated by the Company without Cause, the Executive shall be provided with the following severance package:

(i) The Executive shall continue to receive an amount equivalent to his Base Salary for a period of twenty four (24) months following the Separation From Service (the “Severance Period”), with such amount to be paid to the Executive in substantially equal installments bi-weekly;

(ii) The Executive shall receive an amount equal to two (2) times his Target Bonus, with said amount to be paid to the Executive over a period of twenty four (24) months in 24 equal installments, with each payment being made on the first business day of each calendar month, with the first payment being made in the month following the month in which the Separation From Service occurs;

(iii) The Executive shall receive a lump sum payment for his annual bonus (as contemplated under Section 4(b) of this Agreement), which shall be equal to the product of (A) the Target Bonus for the bonus year in which the Executive’s Separation From Service occurs multiplied by (B) a fraction, the numerator of which will be the number of days elapsed from the beginning of the annual bonus determination period to the date of the Separation From Service, and the denominator of which will be 365, payable within 30 days following the date the Separation From Service occurs, with such payment date within such time period within the Company’s sole discretion;

(iv) During the Severance Period, the Company shall continue to contribute to the cost of the Executive’s (including his dependents’) group health plan (including medical and dental) coverage by contributing an amount equal to the amount paid by the Company towards its “group health plans” (within the meaning of ERISA) for active Company employees towards the Executive’s (including his dependents’) COBRA premium, but only to the extent that the Executive applies for and otherwise remains eligible for health care continuation coverage under COBRA throughout the Severance Period, provided that, to the extent COBRA continuation coverage eligibility expires before the end of the Severance Period, the Executive will receive payment, on an after-tax basis, of an amount equal to the premium the Company would have otherwise contributed to COBRA coverage pursuant to this Section 5(e)(iv); provided that to the extent that the foregoing medical and dental benefits are taxable to the Executive, any medical or dental reimbursements shall be paid to the Executive promptly but in all events on or before the last day of the Executive’s taxable year following the taxable year in which the expense is incurred and provided further that any tax gross-up payment to the Executive pursuant to this Section 5(e)(iv) shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the Executive (or the Company) remits the related taxes;

(v) Any Equity Award and outstanding LTI Award held by the Executive as of the effective date of his termination will immediately become fully vested as of such date and, as applicable, stock options subject to such awards shall remain exercisable for the period beginning on the effective date of the Executive’s termination and ending on the sooner of twenty four (24) months from the effective date of the Executive’s termination, the latest date upon which the award would have expired by its original terms if the Executive had remained employed indefinitely or the 10th anniversary of the original date of grant of the award, and any Cash LTI shall be paid within 30 days following the date the Separation from Service occurs;

(vi) (A) if terminated prior to June 30, 2011, the Incremental Capstone will immediately become fully vested as of the effective date of termination, as if Executive remained continuously employed by the Company through June 30, 2011, (B) if terminated prior to June 30, 2012, Executive will be entitled to receive, within thirty (30) days of such termination, payment in the amount of Cash LTI, fully vested, that would have been granted if Executive had remained employed by the Company through June 30, 2012 (based on his Base Salary in effect at the time of termination), and (C) Executive shall receive, at the time annual LTIP awards are made, the pro rata portion of the Plan LTI (determined using a fraction the numerator of which will be the number of days elapsed from the beginning of the applicable fiscal year to the date of termination, and the denominator of which will be 365) that would have been granted in accordance with Section 4(i), if any, if Executive remained employed by the Company until the end of the fiscal year that includes the date of termination, with any time based vesting criteria (but not performance vesting criteria) deemed to be satisfied and stock options subject to such Plan LTI award remaining exercisable for the period beginning on the effective date of the Executive’s termination and ending on the sooner of twenty four (24) months from the effective date of the Executive’s termination, the latest date upon which the stock option would have expired by its original terms if the Executive had remained employed indefinitely or the 10th anniversary of the original date of grant of the stock option; and

(vii) The Accrued and Other Obligations (as defined in Section 5(c) above).

The benefits and compensation described in Sections 5(e)(i) through (vi) that the Executive shall receive is referred to jointly herein as the Severance Compensation.

The Company shall not be obligated to pay or provide to the Executive any Severance Compensation due and owing to him on or after the date that he willfully and materially breaches Section 7 and/or Section 8 of this Agreement; provided, however, that before the Company ceases paying or providing any such Severance Compensation, the Company shall give the Executive written notice of the event or events giving rise to such forfeiture and no less than twenty (20) days to cure and if the Executive cures such event or events, the Severance Compensation shall continue to be paid or provided as set forth herein. Whether the Executive has willfully and materially breached Section 7 and/or Section 8 shall be subject to de novo review in accordance with Section 18 below. Also, no Severance Compensation shall be paid to the Executive until he executes and delivers to the Company, and does not revoke in the time period provided therein, the release attached hereto as Exhibit A. Upon the Executive delivering and not revoking such Release, DFG and DFC agree to execute and promptly deliver the Release attached hereto as Exhibit B to the Executive. If the Executive delivers and does not revoke the Release in the time period provided therein, the Severance Compensation shall be due and payable to him; provided, however, that such Release shall not be effective as a release of claims until the Company delivers the Release attached hereto as Exhibit B to the Executive. The parties hereto acknowledge that the Severance Compensation to be provided under this Section 5(e) is to be provided in consideration for the above-specified release. The Severance Compensation described in this Section 5(e) supersedes any other severance payment provided by any Company policy, plan or practice. Therefore, the Executive acknowledges and agrees that he is not eligible to receive any severance payment under any other Company severance policy, plan or practice.

(f) Termination for Executive’s Permanent Disability. To the extent permissible under applicable law, in the event the Executive becomes permanently disabled during the Term, either the Executive or the Company may terminate the Executive’s employment under this Agreement by giving thirty (30) days notice to the other Party of its or his intent to terminate, and unless the Executive resumes performance of the duties set forth in Section 3 within five (5) days of the date of the notice and continues performance for the remainder of the notice period, the Executive’s employment under this Agreement shall terminate at the end of the thirty (30) day period. Any such termination shall constitute the Executive’s resignation from the Boards. “Permanently disabled” for the purposes of this Agreement means the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. “Disability” for purposes of this Agreement means the Executive’s being permanently disabled. Unless otherwise provided by this Section, all compensation and benefits paid by the Company to the Executive shall cease upon his last day of employment. If the Executive’s employment is terminated by the Company pursuant to this Section 5(f), the Executive shall be provided with the following severance package:

(i) The Executive shall receive a lump sum payment for his annual bonus (as contemplated under Section 4(b) of this Agreement), which shall be equal to the product of (A) the Target Bonus for the fiscal year in which the Executive’s employment is terminated multiplied by (B) a fraction, the numerator of which will be the number of days elapsed from the beginning of the annual bonus determination period to the date of termination, and the denominator of which will be 365, payable within 30 days following the termination date, with such payment date within such time period within the Company’s sole discretion;

(ii) During the twenty four (24) months following the effective date of his termination pursuant to this Section 5(f) (the “Disability Severance Period”), the Company shall continue to contribute to the cost of the Executive’s (including his dependents’) group health plan (including medical and dental) coverage by contributing an amount equal to the amount paid by the Company towards its “group health plans” (within the meaning of ERISA) for active Company employees towards the Executive’s (including his dependents’) COBRA premium, but only to the extent that the Executive applies for and otherwise remains eligible for health care continuation coverage under COBRA throughout the Severance Period, provided that, to the extent COBRA continuation coverage eligibility expires before the end of the Severance Period, the Executive will receive payment, on an after-tax basis, of an amount equal to the premium the Company would have otherwise contributed to COBRA coverage pursuant to this Section 5(f)(ii); provided that to the extent that the foregoing medical and dental benefits are taxable to the Executive, any medical or dental reimbursements shall be paid to the Executive promptly but in all events on or before the last day of the Executive’s taxable year following the taxable year in which the expense is incurred and provided further that any tax gross-up payment to the Executive pursuant to this Section 5(f)(ii) shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the Executive (or the Company) remits the related taxes;

(iii) Any Equity Award and outstanding LTI Award held by the Executive as of the effective date of his termination will immediately become fully vested as of such date and, as applicable, stock options subject to such awards shall remain exercisable for the period beginning on the effective date of the Executive’s termination and ending on the sooner of twenty four (24) months from the effective date of the Executive’s termination, the latest date upon which the award would have expired by its original terms if the Executive had remained employed indefinitely or the 10th anniversary of the original date of grant of the award, and any Cash LTI shall be paid within 30 days following the termination date;

(iv) (A) if terminated prior to June 30, 2011, the Incremental Capstone will immediately become fully vested as of the effective date of termination, as if Executive remained continuously employed by the Company through June 30, 2011, (B) if terminated prior to June 30, 2012, Executive will be entitled to receive, within thirty (30) days of such termination, payment in the amount of Cash LTI, fully vested, that would have been granted if Executive had remained employed by the Company through June 30, 2012 (based on his Base Salary in effect at the time of termination), if any, and (C) Executive shall receive, at the time annual LTIP awards are made, the pro rata portion of the Plan LTI (determined using a fraction the numerator of which will be the number of days elapsed from the beginning of the applicable fiscal year to the date of termination, and the denominator of which will be 365) that would have been granted if Executive remained employed by the Company until the end of the fiscal year that includes the date of termination, with any time based vesting criteria (but not performance vesting criteria) deemed to be satisfied and stock options subject to such Plan LTI award remaining exercisable for the period beginning on the effective date of the Executive’s termination and ending on the sooner of twenty four (24) months from the effective date of the Executive’s termination, the latest date upon which the stock option would have expired by its original terms if the Executive had remained employed indefinitely or the 10th anniversary of the original date of grant of the stock option; and

(v) The Accrued and Other Obligations.

The benefits and compensation described in Sections 5(f)(i) through (iv) that the Executive shall receive is referred to jointly herein as the “Disability Severance Compensation.” The Company shall not be obligated to pay or provide to the Executive any Disability Severance Compensation due and owing to him on or after the date that he willfully and materially breaches Section 7 and/or Section 8 of this Agreement; provided, however, that before the Company ceases paying or providing any such Disability Severance Compensation, the Company shall give the Executive written notice of the event or events giving rise to such forfeiture and no less than twenty (20) days to cure and if the Executive cures such event or events, the Disability Severance Compensation shall continue to be paid or provided as set forth herein. Whether the Executive has willfully and materially breached Section 7 and/or Section 8 shall be subject to de novo review in accordance with Section 18 below. Also, no Disability Severance Compensation shall be paid to the Executive until he executes and delivers to the Company, and does not revoke in the time period provided therein, the release attached hereto as Exhibit A. Upon the Executive delivering and not revoking such Release, DFG and DFC agree to execute and promptly deliver the Release attached hereto as Exhibit B to the Executive. If the Executive delivers and does not revoke the Release in the time period provided therein, the Disability Severance Compensation shall be due and payable to him; provided, however, that such Release shall not be effective as a release of claims until the Company delivers the Release attached hereto as Exhibit B to the Executive. The parties hereto acknowledge that the Disability Severance Compensation to be provided under this Section 5(f) is to be provided in consideration for the above-specified release. The Disability Severance Compensation described in this Section 5(f) supersedes any other severance payment provided by any Company policy, plan or practice. Therefore, the Executive acknowledges and agrees that he is not eligible to receive any severance payment under any other Company severance policy, plan or practice. The foregoing will not be construed to limit the Executive’s right to payment or reimbursement for claims under any disability plan, policy or arrangement of the Company in accordance with the terms of such plan, policy or arrangement.

(g) Termination Due To Executive’s Death. In the event that the Executive dies during the Term, the Executive’s employment under this Agreement shall terminate as of the date of the Executive’s death. Unless otherwise provided by this Section, all compensation and benefits paid by the Company to the Executive shall cease upon his death. A termination due to the Executive’s death shall be treated for severance purposes as a Termination pursuant to Section 5(f) (concerning termination in the event of the Executive’s Permanent Disability) and the Executive’s estate (or beneficiaries with respect to benefits described in Section 5(f)(ii)) shall be entitled to receive all of the payments, entitlements and benefits set forth in Section 5(f)(i) through (v) above.

(h) Termination by Executive at Retirement or Delayed Retirement.

(i) In the event that the Executive’s employment terminates by reason of Retirement or Delayed Retirement (each as defined below), the Executive’s employment shall terminate as of the effective date of such Retirement or Delayed Retirement. Such termination shall constitute the Executive’s resignation from the Boards. Unless otherwise provided by this Section, all compensation and benefits paid by the Company to the Executive shall cease upon his last day of employment.

(ii) Retirement. Subject to Section 5(h)(v) below, if the Executive’s employment is terminated due to the Executive’s Retirement, the Executive shall be provided with the following:

(A) The benefits described in Section 5(e)(iv);

(B) Any Equity Award held by the Executive as of the effective date of his termination will immediately become fully vested as of such date and, if applicable, remain exercisable for the period beginning on the effective date of the Executive’s termination and ending on the sooner of twenty four (24) months from the effective date of the Executive’s termination, the latest date upon which the Equity Award would have expired by its original terms if the Executive had remained employed indefinitely or the 10th anniversary of the original date of grant of the Equity Award;

(C) The Executive shall be entitled to receive a lump sum payment for his annual bonus (as contemplated under Section 4(b)), payable on the date that it would have otherwise been paid pursuant to Section 4(b) but for the Executive’s termination of employment, equal to the product of (A) the annual bonus the Executive would have otherwise earned pursuant to Section 4(b) (determined assuming the Executive met any personal or subjective performance objectives at no less than target), multiplied by (B) a fraction, the numerator of which will be the number of days elapsed from the beginning of the annual bonus determination period to the date of termination, and the denominator of which will be 365; and

(D) The Accrued and Other Obligations.

(iii) Delayed Retirement. Subject to Section 5(h)(v) below, if the Executive’s employment is terminated due to the Executive’s Delayed Retirement, the Executive shall be provided with the following:

(A) The benefits described in Section 5(h)(ii) above; and

(B) Any outstanding Plan LTI held by the Executive as of the effective date of his termination will immediately become fully vested as of such date and, as applicable, remain exercisable for the period beginning on the effective date of the Executive’s termination and ending on the sooner of twenty four (24) months from the effective date of the Executive’s termination, the latest date upon which the award would have expired by its original terms if the Executive had remained employed indefinitely or the 10th anniversary of the original date of grant of the award;

(iv) For purposes of this Agreement, (A) “Retirement” means any voluntary termination by the Executive of his employment on or after December 31, 2010 and before June 30, 2012, or a termination by the Company for Cause on or after December 31, 2010 and before June 30, 2014, and (B) “Delayed Retirement” means any voluntary termination by the Executive of his employment on or after June 30, 2012, or any termination by the Company for any reason on or after June 30, 2014; provided that if the Company gives the Executive a notice of non-renewal of the Initial Term, any Renewal Term or the Change in Control Term pursuant to Section 5(a), the Executive’s employment may continue at-will until terminated or shall terminate upon the expiration of the Term and such termination shall be deemed to be a “Delayed Retirement” for purposes of this Agreement. For the avoidance of doubt, termination of the Executive’s at-will employment following non-renewal of this Agreement shall constitute a “Delayed Retirement” for purposes of the Executive’s rights to the Capstone Award, Incremental Capstone and the benefits described in Section 5(h)(iii), each of such rights, together with the right to earn any outstanding Cash LTI (as described in Section 4(i)(iv)), surviving the Term of this Agreement.

(v) The Company shall not be obligated to pay or provide to the Executive any benefits or payments under Section 5(h)(ii) or (iii) (as applicable, the “Retirement Benefits”) due and owing to him on or after the date that he willfully and materially breaches Section 7 and/or Section 8 of this Agreement; provided, however, that before the Company ceases paying or providing any such Retirement Benefits, the Company shall give the Executive written notice of the event or events giving rise to such forfeiture and no less than twenty (20) days to cure and if the Executive cures such event or events, the Retirement Benefits shall continue to be paid or provided as set forth herein. Whether the Executive has willfully and materially breached Section 7 and/or Section 8 shall be subject to de novo review in accordance with Section 18 below. Also, no Retirement Benefits shall be paid to the Executive until he executes and delivers to the Company, and does not revoke in the time period provided therein, the release attached hereto as Exhibit A. Upon the Executive delivering and not revoking such Release, DFG and DFC agree to execute and promptly deliver the Release attached hereto as Exhibit B to the Executive. If the Executive delivers and does not revoke the Release in the time period provided therein, the Retirement Benefits shall be due and payable to him; provided, however, that such Release shall not be effective as a release of claims until the Company delivers the Release attached hereto as Exhibit B to the Executive. The parties hereto acknowledge that the Retirement Benefits to be provided under this Section 5(h) is to be provided in consideration for the above-specified release. The Retirement Benefits described in this Section 5(h) supersedes any other severance payment provided by any Company policy, plan or practice. Therefore, the Executive acknowledges and agrees that he is not eligible to receive any severance payment under any other Company severance policy, plan or practice.

(i) Termination by Executive for “Good Reason”. Subject to the provisions outlined below, at any time after the date the Executive commences employment under this Agreement, upon thirty (30) days’ written notice to the Company and no later than one hundred and twenty (120) days after the occurrence of any event giving rise to “Good Reason” (as defined below), the Executive shall have the right to terminate his employment under this Agreement for Good Reason. Such termination shall constitute the Executive’s resignation from the Boards. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without either the Executive’s prior express written consent or full cure by the Company within thirty (30) days after the Executive gives written notice to the Company describing the event and requesting cure:

(i) any material diminution in the Executive’s authorities, titles or offices, including, without limitation, any authorities set forth in Section 3(b) above;

(ii) any change in the reporting structure so that Executive reports to someone other than the Board of DFG as Chief Executive Officer of DFG or to the Board of DFC as Chief Executive Officer of DFC;

(iii) any material diminution in the Executive’s Base Salary, Target Bonus opportunity as a percentage of Base Salary or maximum bonus opportunity as a percentage of Base Salary as set forth in Section 4(b) above, or LTI Award opportunity as a percentage of Base Salary as set forth in Section 4(i);

(iv) failure to appoint or elect (or re-elect) the Executive as a member of the Board of DFC and DFG and as CEO of DFC and DFG or removal of the Executive from any such position;

(v) failure of the Executive to be the sole senior most executive officer of the Company or, following a Change in Control (as defined in Section 5(a) hereof), failure of the Executive to be a member of the Board and CEO of the successor entities (including, without limitation, the ultimate parent of such entity);

(vi) any material breach by DFG, DFC or any of their affiliates, of this Agreement, including a failure by the Company to pay, grant or provide the Executive any amount, entitlement or benefit under this Agreement within 90 days of the date it should have been paid, granted or provided; or

(vii) the dissolution or liquidation of DFG or DFC or any failure of DFG or DFC to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of its assets at the time of the merger, consolidation, sale or similar transaction, except where such assumption occurs by operation of law.

Delivery by the Company to the Executive of a notice of non-renewal of the Initial Term or any Renewal Term pursuant to Section 5(a) shall in no event give the Executive the right to terminate his employment under this Agreement for Good Reason. Unless otherwise provided by this Section 5, all compensation and benefits paid by the Company to the Executive shall cease upon his last day of employment. If the Executive terminates his employment for Good Reason on or within 2 years following a change in control (as defined in Section 5(j) of this Agreement), then the Executive shall receive the compensation and benefits set forth in Section 5(j) applicable to termination of the Executive’s employment in relation to a Change in Control, subject to the Executive executing and delivering to the Company the Release attached hereto as Exhibit A and not revoking the Release within the time period provided therein. If the Executive terminates his employment for Good Reason otherwise than in connection with a Change in Control, then the Executive shall, subject to the conditions set forth in last paragraph of Section 5(e) applicable to Severance Compensation (relating to the execution and non-revocation of the Release and satisfaction of his obligations under Section 7 and Section 8), receive the compensation and benefits set forth in Section 5(e) applicable to termination of the Executive’s employment by the Company without Cause. In both cases, upon the Executive delivering and not revoking such Release, DFG and DFC agree to execute and promptly deliver the Release attached hereto as Exhibit B to the Executive. If the Executive delivers and does not revoke the Release in the time period provided therein, the applicable benefits described in this Section 5(i) shall be due and payable to him; provided, however, that such Release shall not be effective as a release of claims until the Company delivers the Release attached hereto as Exhibit B to the Executive.

(j) Termination Without Cause in Connection with a “Change of Control.” In the event that on or within Twenty Four (24) months following a change of control, (with this time period being referred to as the “Change of Control Period”), the Executive’s employment with the Company is either (a) terminated by the Company without Cause, or (b) terminated by the Executive for “Good Reason”, the Executive shall be entitled to the severance benefits provided for in Section 5(e) of this Agreement, subject to the conditions set forth in last paragraph of Section 5(e) applicable to Severance Compensation (relating to the execution and non-revocation of the Release and satisfaction of his obligations under Section 7 and/or Section 8); provided, however, that in lieu of the benefit described in Section 5(e)(i) and 5(e)(ii), the Executive shall be entitled to a cash lump sum payment equal to two (2) times the sum of his Base Salary and Target Bonus, payable within 60 days following the date of the Separation From Service, with such payment date within the Company’s sole discretion. Upon the Executive delivering and not revoking such Release, DFG and DFC agree to execute and promptly deliver the Release attached hereto as Exhibit B to the Executive. If the Executive delivers and does not revoke the Release in the time period provided therein, the benefits described in this Section 5(j) shall be due and payable to him; provided, however, that such Release shall not be effective as a release of claims until the Company delivers the Release attached hereto as Exhibit B to the Executive. For purposes of this Section 5(j), “change in control” shall mean a Change in Control as defined below in Section 5(a), provided that such Change in Control constitutes a change in the ownership or effective control of DFC or DFG (or both), or a change in the ownership of a substantial portion of the assets of DFC or DFG, in each case within the meaning of Treas. Reg. § 1.409A-3(i)(5). The enhanced Severance Compensation described in this Section 5(j) supersedes any other severance payment provided by any Company policy, plan or practice. Therefore, the Executive shall be disqualified from receiving any severance payment under any other Company severance policy, plan or practice. Unless otherwise provided by this Section 5, all compensation and benefits paid by the Company to the Executive shall cease upon his last day of employment.

(k) Section 280G of the Code.

(i) Gross-Up Payment. If the Total Payments would result in the imposition of a Parachute Excise Tax on the Executive, the Company will make an additional payment to the Executive in an amount (“Gross-Up Payment”) such that, after the payment of all taxes (including, without limitation, federal, state and local income, employment, excise and other similar taxes) on both the Total Payments and the additional payment made pursuant to this Section 5(k)(i), the Executive will be in the same after-tax position as if no Parachute Excise Tax had been imposed. Notwithstanding any other provision of this Agreement, no additional payment will be made to the Executive pursuant to this Section 5(k)(i), and the Total Payments will instead be reduced or limited to the Capped Amount, if the additional payment described in the preceding sentence would not cause the Total After-Tax Payments to exceed the Capped Amount (after reduction for all applicable taxes) by more than 10%; provided, however, any reduction to Total Payments shall be made first to any cash severance. Any Gross-Up Payment, as determined pursuant to this Section 5(k), shall be timely paid by the Company on behalf of the Executive directly to the appropriate taxing authorities but in all events no later than the last day of the calendar year after the calendar year in which the applicable Parachute Excise Tax shall be paid.

(ii) Measurements and Adjustments. The determination of whether the aggregate payments, benefits, entitlements or distributions made or provided to the Executive under this Agreement and under all other plans, programs and agreements of the Company (or any entity effecting the Change in Control) constitutes Total Payments and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Section 5(k) shall be made by an independent auditor (the “Auditor”) selected by the Parties. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any affiliate thereof. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each designate one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. All fees and expenses of the Auditor shall be borne solely by the Company. Any determination by the Auditor shall be binding upon the Company and the Executive, except as described in the next paragraph.

(iii) Underpayment or Overpayment. As a result of uncertainty in the application of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended from time to time, at the time of the initial determination by the Auditor hereunder, it is possible that the Gross-Up Payment made will have been an amount more than the Company should have paid pursuant to this Section 5(k)(i) (the “Overpayment”) or that the Gross-Up Payment made will have been an amount less than the Company should have paid pursuant to this Section 5(k)(i) (the “Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall repaid to the Company by the Executive within 30 days of such determination. In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code, within 30 days of such determination. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would result in an Underpayment and would require the payment by the Company of an additional Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30 calendar day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(A) give the Company any information reasonably requested by the Company relating to such claim,

(B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(C) cooperate with the Company in good faith in order effectively to contest such claim, and

(D) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Parachute Excise Tax or income or employment tax (including interest and penalties with respect thereto) imposed as a result of such proceeding and payment of costs and expenses; with any such payment being timely paid by the Company on behalf of the Executive directly to the appropriate taxing authorities but in all events Executive shall be paid the amounts due pursuant to this provision no later than the last day of the year following the year in which the taxes that are the subject of the proceeding or claim are remitted to the taxing authority, or if no taxes are due as result of any such proceeding or claim, the end of the year following the year in which the proceeding or claim is completed or settled.

(iv) Definitions. For purposes of this Agreement:

(A) The term “Total Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code, but determined without regard to Section 280G(b)(2)(A)(ii)) made to or for the benefit of the Executive, whether made under this Agreement or otherwise (including any payments, entitlements or benefits made or provided to the Executive (or on his behalf) by the entity effecting the change in control);

(B) The term “Total After-Tax Payments” means the total value of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of the Executive (whether made under this Agreement or otherwise) (including any payments, entitlements or benefits made or provided to the Executive (or on his behalf) by the entity effecting the change in control), after reduction for all applicable taxes (including, without limitation, the Parachute Excise Tax);

(C) The term “Parachute Excise Tax” means the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code or any successor provision; and

(D) The term “Capped Amount” means the largest amount payable to the Executive without causing the application of a Parachute Excise Tax.

For the avoidance of doubt, this Section 5(k) applies without regard to whether the Executive’s employment has been terminated.

(l) Section 409A. Notwithstanding anything to the contrary in this Agreement or elsewhere, if Executive is a “specified employee” as determined pursuant to Section 409A of the Code as of the date of Executive’s Separation From Service and if any payment or benefit provided for in this Agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting Executive to “additional tax”, interest or penalties under Section 409A, then any such payment or benefit that is payable during the first six months following Executive’s Separation From Service shall be paid or provided to Executive in a cash lump-sum, with interest at LIBOR, on the first business day of the seventh calendar month following the month in which Executive’s Separation From Service occurs. In addition, any payment or benefit due upon a termination of Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to Executive upon a Separation From Service (as defined in Section 5(b) above). Notwithstanding anything to the contrary in this Section 5 or elsewhere, any payment or benefit under this Section 5, or otherwise, that is exempt from Section 409A pursuant to Final Treasury Regulation 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second taxable year of Executive following the taxable year of Executive in which the Separation From Service occurs; and provided further that such expenses are reimbursed no later than the last day of the third taxable year following the taxable year of Executive in which the Separation From Service occurs. Finally, for the purposes of this Agreement, amounts payable under Section 5 shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6.

(m) Continuing Obligations. The Executive acknowledges and agrees that the non-competition and non-solicitation restrictions set forth in Sections 7 and 8 of this Agreement will remain in full force and effect for a period of twenty four (24) months following the termination of his employment for any reason. Furthermore, the obligations imposed on the Executive with respect to confidentiality, non-disclosure and assignment of rights to inventions or developments in this Agreement shall continue, notwithstanding the termination of the employment relationship between the parties.

(n) Stock Retention. The Executive agrees to retain ownership of a number of shares of DFC common stock, or DFC common stock that is subject to any of the Executive’s vested and outstanding options, restricted stock units or stock appreciation rights, at least equal to the number of such shares granted pursuant to the equity award described in Section 5(g) until the earliest of (i) the first anniversary of his Retirement or Delayed Retirement, (ii) the first anniversary of his voluntary termination of employment that is not a Retirement or Delayed Retirement, (iii) the first anniversary of his termination of employment by the Company for Cause, (iv) a Change in Control, (v) Executive’s death and (vi) the termination of Executive’s employment by the Company without Cause or due to Disability, or by the Executive with Good Reason.

6. Company Property. All correspondence, records, documents, software, promotional materials, and other Company property, including all copies, which come into the Executive’s possession by, through or in the course of his employment, regardless of the source and whether created by the Executive, are the sole and exclusive property of the Company, and immediately upon the termination of the Executive’s employment, or at any time the Company shall request, the Executive shall return to the Company all such property of the Company, without retaining any copies, summaries or excerpts of any kind or in any format whatsoever. The Executive further agrees that should he discover any Company property or Confidential Company Information in his possession after the return of such property has been requested, the Executive agrees to return it promptly to Company without retaining copies, summaries or excerpts of any kind or in any format whatsoever. Anything to the contrary notwithstanding, the Executive shall be entitled to retain (a) papers and other materials of a personal nature, including, but not limited to, correspondence, personal diaries, calendars and Rolodexes, personal files, phone books and, only to the extent set forth on Schedule 1 attached hereto, photographs and artwork, (b) information showing his compensation and relating to reimbursement of expenses, (c) information that he reasonably believes may be needed for tax purposes, (d) copies of plans, programs and agreements relating to his employment or termination thereof, with the Company and (e) minutes, presentation materials and personal notes from any meeting of the Board of DFG or DFC, or any committee thereof, while he was a member of such Board.

7. Non-Competition. In consideration of the compensation and other benefits to be paid to the Executive pursuant to this Agreement, the Executive agrees that he will not, without prior written consent of the Board of DFC, during the Term and for a period of twenty four (24) months after his termination of employment for any reason:

(a) directly or indirectly engage in the United States, Canada or any other country in which Company or any affiliate or subsidiary now or hereafter during the Executive’s period of employment, conducts business, in any activity which, or any activity for any enterprise or entity a material part of the business of which, is competitive with the business conducted by Company at the time of termination or any business that the Company had active and bona fide plans to engage in at the effective date of the Executive’s termination of employment with the Company, either as an officer, director, employee, independent contractor or as a 2% or greater owner, partner, or stockholder in a publicly traded entity (“Competitive Business”); or

(b) directly or indirectly cause or request a curtailment or cancellation of any significant business relationship that Company, or any affiliate or subsidiary of the Company, has with a current or prospective vendor, business partner, supplier or other service or goods provider that would have a material adverse impact on the business of Company, its affiliates or subsidiaries.

Notwithstanding the foregoing, the Executive shall not be deemed to be in breach of this Section 7 if he provides services to (or engages in activities involving): (x) a subsidiary, division or affiliate of a Competitive Business and the subsidiary is not itself engaged in a Competitive Business and the Executive does not provide services to, or have any responsibilities regarding, the Competitive Business, (y) any entity which is, or is a general partner in, or manages or participates in managing, a private or public fund (including, without limitation, a hedge fund), or other investment vehicle, that is engaged in venture capital investments, leveraged buy-outs, or investments in public or private companies at the mezzanine equity or debt level, or in other forms of private or alternative equity transactions, or in public equity transaction, which might make investment which the Executive could not make directly provided that in connection therewith the Executive does not provide services to, engage in activities involved, or have any responsibilities regarding any Competitive Business, or (z) any board of which he is a member as of the effective date of his termination of employment with the Company. Except as otherwise provided in this Section 7, there are no other contractual restrictions on the activities the Executive can be involved in following termination of his employment with the Company and, in the event of any conflict between the provisions of this Section 7 and the provisions of any other plan, policy, program, arrangement or other agreement with the Company or any affiliate, the provisions of Section 7 shall control.

8. Non-Solicitation.

(a) During the Executive’s employment with the Company and for twenty four (24) months after termination of his employment for any reason, the Executive will not, directly or indirectly, on his own behalf or on behalf of any third party, (i) target, recruit, solicit or induce, or attempt to induce, any employees of the Company, or any affiliate or subsidiary of the Company, to terminate their employment with, or otherwise cease their relationship with, the Company, affiliate or subsidiary, as applicable (provided nothing shall prevent the Executive from providing a personal reference for any employee); or (ii) solicit, divert, reduce, take away, or attempt to divert, reduce or take away, the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by the Company, or any affiliate or subsidiary of the Company, with which the Executive was substantively involved during the course of his employment with the Company) of any of the Company’s, its affiliates’ or subsidiaries’ (A) clients, customers, franchisees, or accounts, or (B) prospective clients, customers, franchisees or accounts, that were contacted or solicited by the Executive within six (6) months prior to the date his employment with the Company terminated.

(b) The Executive acknowledges and understands that, in the event of a breach or threatened breach of this provision by the Executive, the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this provision, which shall be in addition to any other remedies available to it. Except as otherwise provided in this Section 8, there are no other contractual restrictions on the Executive soliciting, recruiting or hiring employees or having contact with clients, customers, franchisees or accounts (prospective or actual) following termination of his employment with the Company and, in the event of any conflict between the provisions of this Section 8 and the provisions of any other plan, policy, program, arrangement or other agreement with the Company or any affiliate, the provisions of Section 8 shall control.

9. Protection of Confidential Information. The Executive agrees that all information, whether or not in writing, relating to the business, technical or financial affairs of the Company, its affiliates and subsidiaries, and that is generally understood in the industry as being confidential and/or proprietary, is the exclusive property of the Company, affiliates or subsidiaries, as applicable. The Executive agrees to hold in a fiduciary capacity for the sole benefit of the Company all secret, confidential or proprietary information, knowledge, data, or trade secret (“Confidential Information”) relating to the Company or any of its affiliates, subsidiaries, or their respective clients, which Confidential Information shall have been obtained during his employment with the Company. The Executive agrees that he will not at any time, either during the Term of this Agreement or after its termination, disclose to anyone any Confidential Information, or utilize such Confidential Information for his own benefit, or for the benefit of third parties without written approval by an officer of the Company. The Executive further agrees that all intellectual property, business processes, proprietary forms, business plans, customer lists, memoranda, notes, records, data, schematics, sketches, computer programs, prototypes, proprietary franchise circulars or similar materials, or written, photographic, magnetic or other documents or tangible objects compiled by the Executive or made available to the Executive during the Term of his employment concerning the business of the Company, its affiliates, subsidiaries and/or their respective clients, including any copies of such materials, shall be the property of the Company, its affiliates or subsidiaries, as applicable, and, except as otherwise permitted under Section 6 of this Agreement for the Executive to retain such information, shall be delivered to the Company on the termination of his employment, or at any other time upon request of the Company. Anything to the contrary notwithstanding, the provisions of this Section 9 shall not apply (a) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information, (b) with respect to any other litigation, arbitration or mediation involving this Agreement or any other agreement between or among the Executive and DFG, DFC or any of their affiliates, including, without limitation, the enforcement of such agreements; (c) as to Confidential Information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 9; or (d) in connection with any assistance provided by the Executive pursuant to Section 10(d) below. In the event of a conflict between the provisions of this Section 9 and any other provision of any plan, policy, program, arrangement or other agreement with DFG, DFC or any of its affiliates, the provisions of this Section 9 shall control.

10. Intellectual Property.

(a) Disclosure of Inventions. The Executive will promptly disclose in confidence to the Company all inventions, improvements, processes, products, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, Internet products and services, e-commerce products and services, e-entertainment products and services, databases, mask works, trade secrets, product improvements, product ideas, new products, discoveries, methods, software, uniform resource locators or proposed uniform resource locators (“URLs”), domain names or proposed domain names, any trade names, trademarks or slogans, which may or may not be subject to or able to be patented, copyrighted, registered, or otherwise protected by law (the “Inventions”) that the Executive makes, conceives or first reduces to practice or create, either alone or jointly with others, during the period of his employment, whether or not in the course of his employment, and whether or not such Inventions are patentable, copyrightable or able to be protected as trade secrets, or otherwise able to be registered or protected by law.

(b) Work for Hire; Assignment of Inventions. The Executive acknowledges and agrees that any copyrightable works prepared by him within the scope of his employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. The Executive agrees that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by him for the Company, or (iii) relate to the Company’s business or current or anticipated research and development, will be the sole and exclusive property of the Company and are hereby irrevocably assigned by the Executive to the Company from the moment of their creation and fixation in tangible media.

(c) Assignment of Other Rights. In addition to the foregoing assignment of Inventions to the Company, the Executive hereby irrevocably transfers and assigns to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Invention; and (ii) any and all “Moral Rights” (as defined below) that the Executive may have in or with respect to any Invention. The Executive also hereby forever waives and agrees never to assert any and all Moral Rights the Executive may have in or with respect to any Invention, even after termination of his work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

(d) Assistance. The Executive agrees to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Inventions in any and all countries. The Executive will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. His obligations under this section will continue beyond the termination of his employment with the Company, provided that the Company will compensate him at a reasonable rate after such termination for time (with such payment to be made within 30 days of the Executive providing such assistance) or expenses actually spent by him at the Company’s request on such assistance; provided such expenses shall be paid to the Executive promptly but in no event later that the end of the calendar year following the calendar year in which they are incurred. The Executive appoints the Secretary of the Company as his attorney-in-fact to execute documents on his behalf for this purpose.

11. Injunctive Relief. The Executive understands that, in the event of a breach or threatened breach of this Agreement by the Executive, the Company may suffer irreparable harm and will therefore be entitled to injunctive relief, without prior notice to the Executive and without the posting of a bond or other guarantee, to enforce this Agreement. This provision is not a waiver of any other rights which the Company may have under this Agreement as well as to any other remedies available to it, including money damages.

12. Publicity. Neither Party shall issue, without consent of the other Party, any press release or make any public announcement with respect to this Agreement or the employment relationship between them. Following the termination of the Executive’s employment hereunder and regardless of any dispute that may arise in the future, the Executive and the Company jointly and mutually agree that they will not intentionally disparage, criticize or make statements which are negative, detrimental or injurious to the other to any individual, company or client, including within the Company. Anything to the contrary notwithstanding, the provisions of this Section 12 shall not prevent any person from (a) responding to incorrect, disparaging or derogatory statements made by the other Party to the extent reasonably necessary to correct or refute such statement or (b) making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement or any other agreement between or among the Executive and DFG, DFC or any of their affiliates, including, without limitation, the enforcement of such agreements or (ii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information.

13. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. In the event that either DFG or DFC is acquired, is a non surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement. The parties understand that the obligations of the Executive are personal and may not be assigned by him, except to the extent permitted by applicable law, the laws of descent or pursuant to any applicable plan, policy, program, arrangement or agreement with DFG, DFC or any of their affiliates. If the Executive should die when any amount or entitlement is due and owing to him under this Agreement or otherwise, such amount or entitlement shall be paid or provided to his designated beneficiary (or if he has not designated a beneficiary, to his estate).

14. Entire Agreement. This Agreement contains the entire understanding of the Executive and the Company with respect to the subject matter hereof and supersedes any and all prior understandings, written or oral, with respect thereto, including without limitation the Prior Agreement. This Agreement may be amended, waived, discharged or terminated only by an instrument in writing, specifically identified as an amendment to, or waiver, discharge or termination of, this Agreement, and signed by the Executive and DFC. By entering into this Agreement, the Executive certifies and acknowledges that he has carefully read all of the provisions of this Agreement, that he has been afforded ample opportunity to obtain independent advice and evaluation, that he has relied upon such independent counsel and not upon any representation, statement or advice (legal or otherwise) said or offered by the Company, and that he voluntarily and knowingly enters into said Agreement. In the event of any inconsistency between any provision of this Agreement and any provision of any plan, policy, program, arrangement or other agreement of DFG, DFC or any of their affiliates, the provisions of this Agreement shall govern. For the avoidance of doubt, any action by DFC (including, without limitation, any consent to any amendment or waiver of any provision of this Agreement) shall be deemed to an action by the Company. In addition, any notice to DFC by the Executive shall be deemed to be a notice to the Company.

15. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement.

16. Governing Law and Submission to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof.

17. Notices. Any notice provided for in this Agreement shall be provided in writing. Notices shall be effective from the date of service, if served personally on the party to whom notice is to be given, or on the second day after mailing, if mailed by first class mail, postage prepaid or by a nationally recognized courier service. Notices shall be properly addressed to the parties at their respective addresses identified below or to such other address as either party may later specify by notice to the other to the addresses below:

To Executive, to the address on file with the Company from time to time,

With a copy to:

Colleen Westbrook, Esq.
Morrison Cohen LLP
909 Third Avenue, 27th Floor
New York, NY 10022

To the Company:

Dollar Financial Group, Inc.
Daylesford Plaza
1436 Lancaster Avenue Suite 210
Berwyn, PA 19312

Attn: Chairman of the Human Resources and Compensation Committee

With a copy to:

Barry M. Abelson, Esq.
Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103

18. Venue. All legal actions arising under this Agreement will be settled by arbitration in Philadelphia, Pennsylvania, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, using one arbitrator, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

19. Indemnification. (a) DFG and DFC each agree that if the Executive is made a party to, is threatened to be made a party to, receives any legal process in, or receives any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer, employee, consultant or agent of DFG or DFC, as the case may be, or is or was serving at the request of, or on behalf of, either DFG or DFC as a director, officer, member, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee, consultant or agent of DFG, DFC or other entity, the Executive shall be indemnified and held harmless by DFG and DFC to the fullest extent permitted or authorized by its certificate of incorporation or by-laws or, if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees reasonably incurred, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and any reasonable cost and fees incurred in enforcing his rights to indemnification, contribution or advancement of expenses) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even though he has ceased to be a director, officer, member, employee, consultant or agent of DFG, DFC or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company shall reimburse the Executive for all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by him in connection with any Proceeding within 20 business days after receipt by the Company of a written request for such reimbursement and appropriate documentation associated with these expenses. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

(b) Neither the failure of DFG or DFC (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Section 19(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by DFG or DFC (including its Board, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption or inference that the Executive has not met the applicable standard of conduct.

(c) DFG and DFC each agree to continue and maintain a directors’ and officers’ liability insurance policy covering the Executive at a level, and on terms and conditions, no less favorable to him than the coverage it provides its directors, or if greater, its senior executives until such time as suits against the Executive are no longer permitted by law.

(d) Nothing in this Section 19 shall be construed as reducing or waiving any right to indemnification, advancement of expenses or coverage under any directors’ and officers’ liability insurance policies the Executive would otherwise have under DFG’s or DFC’s certificate of incorporation or by-laws, pursuant to any other agreement with any Party hereto or under applicable law.

20. Attorneys’ Fees and Expenses. In the event of any arbitration or litigation between or among the Executive and DFG and/or DFC (or any of their affiliates) concerning this Agreement or any other agreement relating to compensation covered by this Agreement, the prevailing party shall be entitled to payment by the other party of its costs and expenses (including reasonable legal fees) in an amount not to exceed $75,000. In connection with the execution of this Agreement, the Company shall promptly following execution of this Agreement reimburse the Executive for his reasonable attorneys’ fees incurred in connection herewith in an amount not to exceed $25,000. The amount of expenses eligible for reimbursement under this Section 20 during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year, such reimbursements for expenses shall be made in all events no later than the last day of the calendar year following the calendar year in which the applicable expense is incurred.

21. No Mitigation. If an event triggering the Executive’s termination of employment occurs, the Executive need not seek other employment or attempt in any way to reduce the amount of any payments, benefits or entitlements due to the Executive by the Company under this Agreement. The amount of any payments, benefits or entitlements due to the Executive under this Agreement shall not be reduced by any compensation earned by the Executive as the result of any other employment, consulting relationship or other business activity or engagement post-termination.

22. No Set-off. Except as otherwise specifically set forth in this Agreement, the Company’s obligations under this Agreement are absolute and unconditional, and not subject to any set-off, counterclaim, recoupment, defense or other right that the Company may have against the Executive.

23. Company Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor to all or substantially all of the Company’s business or assets (whether direct or indirect, and whether by purchase, reorganization, merger, share exchange, consolidation, or otherwise) to expressly assume and agree to perform the Company’s obligations under this Agreement to the same extent, and in the same manner, as the Company would be required to perform if no such succession had occurred. This Agreement shall be binding upon, and inure to the benefit of, any successor to the Company.

24. Withholding. All payments (or transfers of property) to the Executive will be subject to tax withholding in accordance with applicable law.

25. Survivability of Agreement. Upon expiration or termination of the Term of this Agreement, the respective rights and obligations of the Parties shall survive such expiration to the extent necessary to carry out the intentions of the Parties as embodied in the rights (such as vested rights) and obligations of the Parties under this Agreement. This Agreement shall continue in effect until there are no rights or obligations of the Parties outstanding hereunder and shall not be terminated by either Party without the express prior written consent of both Parties.

26. Miscellaneous.

(a) No delay or omission by either Party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b) The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c) The language in all parts of this Agreement will be construed, in all cases, according to its fair meaning, and not for or against either Party hereto. The Parties acknowledge that each Party and its or his counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

(d) This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument

[Signature page follows]

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND, each of the parties hereto has caused this Agreement to be duly executed and delivered under seal, by its authorized officers or individually, on the date first written above.

DOLLAR FINANCIAL GROUP, INC.

Randy Underwood

Executive Vice President and

Chief Financial Officer

DOLLAR FINANCIAL CORP.

Randy Underwood

Executive Vice President and

Chief Financial Officer

       Jeffrey A. Weiss

EXHIBIT A
FORM OF EXECUTIVE RELEASE

This Release (the “Release”) is entered into by Jeffrey A. Weiss as of the date written below (“Executive”).

Section 1. Termination of Employment. Pursuant to Section 5 of the employment agreement among Dollar Financial Group, Inc., a New York corporation (together with its successors and assigns, “DFG”), Dollar Financial Corporation (together with its successors and assigns, “DFC”), a Delaware corporation, and Executive dated as of October 30, 2009 (the “Employment Agreement”), Executive’s employment has been terminated without Cause, for Good Reason, upon Retirement, Delayed Retirement or Disability (as all terms are defined in the Employment Agreement).

Section 2. Release. (a)  In consideration of the payments set forth in the Employment Agreement and other good and valuable consideration, Executive, on his own behalf and on behalf of his spouse, heirs, estate, executors, administrators, successors and assigns (collectively, “Releasors”), hereby fully, irrevocably and unconditionally releases, waives, discharges and gives up any and all claims which Executive has or may have against DFG and DFC and their respective parent, subsidiaries, affiliates and divisions (collectively, the “Company”), and their respective representatives, officers, directors, employees, agents, successors and assigns (collectively, “Releasees”) relating to or arising out of Executive’s employment and/or the termination of such employment. This releases Releasees from any and all actions, demands, causes of action, suits, rights, and/or claims whatsoever for any and all payments and benefits, debts, sums of money, wages, salary, vacation pay, sick pay, legal fees, damages, including damages for pain and suffering and emotional harm, arising out of any promise, agreement, contract, common law, the laws, statutes, and/or regulations of the State of New York or Delaware, or any other state and the United States, including, but not limited to, federal and state wage and hour laws, federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employment Retirement Income Security Act, the Fair Labor Standards Act or OSHA, as each may be amended from time to time, relating to or arising out of Executive’s employment and/or termination of such employment. This Release releases all such claims up to the date of execution and delivery of this Agreement by Executive. Notwithstanding anything herein, Executive does not waive or release claims with respect to (i) any right to enforce this Release or Section 5 of the Employment Agreement, (ii) any rights to indemnification that Executive may have under the Certificate of Incorporation, By Laws or equivalent governing documents of DFG, DFC or any affiliate or any indemnification agreement between Executive and DFG, DFC or any of their affiliates, (iii) any right to be advanced expenses and any rights to insurance coverage under any directors’ and officers’ liability insurance policies maintained by DFG, DFC or any of their affiliates for the benefit of their respective directors and officers, including Executive, in accordance with the terms of such policies, if any, (iv) any vested rights to receive any benefit under any other DFG’s, DFC’s or any of their affiliates’ plans, policies, arrangements or other agreements in which the Executive participated prior to termination, or (v) Executive’s rights as a shareholder of DFG, DFC or any of their affiliates. Nothing in this Release shall preclude Executive from (a) participating in any manner in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission, but Executive hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding or (b) exercising Executive’s rights under Section 601-608 of the Employee Retirement Income Security Act of 1974, as amended, popularly known as COBRA. For the avoidance of doubt, the Executive is not waiving any rights to enforce his rights under Sections 6 through 26 of the Employment Agreement.

(b) The release of any claims against individuals, representatives or agents shall be limited to claims relating to such individual’s, representative’s or agent’s work in any capacity for DFG, DFC or their successors, assigns, parent or affiliates.

Section 3. Construction of Release. In the event that one or more of the provisions contained in this Release shall for any reason be held unenforceable in any respect under the law of any state of the United States, such unenforceability shall not affect any other provision of this Release, but this Release shall then be construed as if such unenforceable provision or provisions had never been contained herein. This Release shall be governed under the laws of the Commonwealth of Pennsylvania, without reference to choice of law principles and the state and federal courts of the Commonwealth of Pennsylvania shall be the sole jurisdiction in which to resolve any disputes arising out of this Release.

Section 4. Opportunity for Review. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ AND FULLY UNDERSTANDS THIS RELEASE AND REPRESENTS THAT PRIOR TO SIGNING THIS RELEASE EXECUTIVE HAS BEEN ADVISED TO, AND HAS HAD AN OPPORTUNITY TO, CONSULT EXECUTIVE’S COUNSEL WITH RESPECT TO THIS RELEASE AND EXECUTIVE GIVES IT FREELY AND VOLUNTARILY. EXECUTIVE UNDERSTANDS THAT EXECUTIVE HAS BEEN GIVEN AT LEAST TWENTY-ONE (21) DAYS TO REVIEW THIS RELEASE BEFORE SIGNING IT. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE IS ENTERING INTO THIS RELEASE, FREELY, KNOWINGLY, AND VOLUNTARILY, WITH A FULL UNDERSTANDING OF ITS TERMS. EXECUTIVE ALSO ACKNOWLEDGES THAT HE SHALL HAVE 7 DAYS FROM THE DATE HE SIGNS THIS RELEASE TO REVOKE THE RELEASE BY NOTIFYING DFC’s GENERAL COUNSEL IN WRITING.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND, Executive has signed this Release as of the date written below.

Jeffrey A. Weiss

Date:

EXHIBIT B
FORM OF COMPANY RELEASE

This Release (the “Release”) is entered into by Dollar Financial Group, Inc., a New York corporation (together with its successors and assigns, “DFG”) and Dollar Financial Corporation (together with its successors and assigns, “DFC”), a Delaware corporation, as of the date written below and releases Jeffrey A. Weiss (“Executive”).

Section 1. Termination of Employment. Pursuant to Section 5 of the employment agreement among DFG, DFC and the Executive dated as of October 30, 2009 (the “Employment Agreement”), Executive’s employment has been terminated without Cause, for Good Reason, upon Retirement, Delayed Retirement or Disability (as all terms are defined in the Employment Agreement).

Section 2. Release. In consideration of the Executive’s release of claims against DFG, DFC, their affiliates and related parties, and other good and valuable consideration, DFG and DFC, on their own behalf and on behalf of their respective subsidiaries and divisions (collectively, the “Company”), hereby fully, irrevocably and unconditionally releases, waives, discharges and gives up any and all claims which the Company has or may have against the Executive or his spouse, dependents, heirs, agents, estate, executors, administrators, successors and assigns relating to or arising out of Executive’s employment and/or the termination of such employment. This Release releases Executive and his spouse, dependents, heirs, agents, estate, executors, administrators, successors and assigns from any and all actions, demands, causes of action, suits, rights, and/or claims whatsoever for any and all payments and benefits, debts, sums of money, arising out of any promise, agreement, contract, common law, the laws, statutes, and/or regulations of the State of New York or Delaware, or any other state and the United States, including any claim for breach of fiduciary duty. This Release releases all such claims up to the date of execution and delivery of this Agreement by DFG and DFC. Notwithstanding anything herein, the Company does not waive or release claims with respect to any right to enforce this Release or Sections 7 through 26 of the Employment Agreement, or any claim, demand, obligation, or cause of action that is based on any fraudulent act by the Executive, the Executive’s willful misconduct, or on facts or claims unknown to the Company on or prior to the date of this Release. A fact or claim shall not be deemed to be unknown by the Company if any officer or director as of the date of this Release (other than the Executive) knows, or reasonably should have known, of such fact or claim.

Section 2. Construction of Release. In the event that one or more of the provisions contained in this Release shall for any reason be held unenforceable in any respect under the law of any state of the United States, such unenforceability shall not affect any other provision of this Release, but this Release shall then be construed as if such unenforceable provision or provisions had never been contained herein. This Release shall be governed under the laws of the Commonwealth of Pennsylvania, without reference to choice of law principles and the state and federal courts of the Commonwealth of Pennsylvania shall be the sole jurisdiction in which to resolve any disputes arising out of this Release.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND, DFG and DFC have signed this Release as of the date written below.

DOLLAR FINANCIAL GROUP, INC.

Name:

Title:

Date:

DOLLAR FINANCIAL CORP.

Name:

Title:

Date: